Exhibit 107.1

Calculation of Filing Fee

Schedule TO
(Form Type)

IRONWOOD INSTITUTIONAL MULTI-STRATEGY FUND LLC
(Name of Subject Company (Issuer))

Transaction Valuation:	$971,569,803 (approximately 20% of 1/31/2024 NAV) (a)	Amount of Filing Fee:	$143,403.70 (b)

(a)	Calculated as the aggregate maximum value of Units being purchased.

(b)	Calculated at $147.60 per $1,000,000 of the Transaction Valuation.